SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                            CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                Date of Report (date of earliest event reported):
                                 April 24, 2001

                          TELSCAPE INTERNATIONAL, INC.
             (Exact Name of Registrant as Specified in its Charter)

                                      TEXAS
                 (State or Other Jurisdiction of Incorporation)

                                                    75-2433637
    (Commission File Number)              (IRS Employer Identification Number)

          1325 Northmeadow Parkway, Suite 110, Roswell, Georgia  30076
              (Address of Principal Executive Offices and Zip Code)

                                 (770) 432-6800
              (Registrant's Telephone Number, Including Area Code)

Item  3.  Bankruptcy  or  Receivership.

On April 27, 2001, the Company voluntarily filed for Chapter 11 bankruptcy protection in U.S. Bankruptcy Court for the District of Delaware. The Company does not have a fiscal agent or receiver. An order confirming a plan of reorganization has not been issued by the court.

As of the date of the filing, the Company had $360 million of assets and $188 million in notes, long term debt and payables. The $360 million of assets includes $189 million of goodwill and other intangibles, principally acquired in the June 2000 merger between Pointe Communications Corp. and Telscape International, Inc. The $188 million of liabilities includes $20 million of current payables, $36 million of past due payables. As of the date of the filing, $4 million was currently due and $4 million was past due on notes and leases according to the respective payment schedules. However, $85 million of the notes and leases were considered current due to defaults on the instruments.

In the period immediately proceeding the bankruptcy filing the Company was negotiating to receive bridge financing in the amount of $20 to $30 million to fund negative cash flows from operations and capital expenditures. The intent was for the bridge period to last until the Company was able to dispose of its non-core assets, principally the Mexico fiber optic network. Telereunion, a subsidiary of the Company, built and owns the fiber optic network. Telereunion has not filed for Chapter 11 bankruptcy protection. In light of the recent financial challenges, the Company made a strategic decision to re-focus the core business on the U.S. CLEC operations, which management believes to be a favorable economic model to operate in the current market conditions, and to market for sale the Company's most commercially attractive asset, the Mexico fiber optic network. The Company anticipates that it can sign operational agreements with the eventual buyer of the network which will allow the Company to realize the benefits without sacrificing the capital needed to maintain the network as an asset of the Company. The core business will continue to utilize the benefits of the Mexico network as the Company terminates long distance traffic on it. The Company was unable to complete negotiations for this bridge financing before the vendor and creditor commitments referred to above came due, which precipitated the bankruptcy filing. This filing allows the Company protection from its pre-petition creditors until it is able to complete the plan of reorganization and begin to implement the plan after approval by the bankruptcy court.

The Company is currently negotiating to receive similar bridge financing for $10 million as a debtor in possession until such time as it can sell the non-core assets. The Company anticipates these sales will allow it to satisfy its obligations and proceed to focus on the core business which is U.S. CLEC operations. If the Company is unable to complete these sale in a timely manner, it will have to constrict operations, which will adversely affect its ability to implement the plan of reorganization.

The Company's day-to-day operations will continue unchanged, overseen by a newly created office of the Chairman, comprised of President and Chief Operating Officer Peter Alexander.

Item  5.  Other  Events.

Delisting Notice
----------------

The Company received a Nasdaq Staff Determination on April 24, 2001. The Determination indicates that the Company has failed to maintain a minimum bid price of $1.00 over the last 30 consecutive trading days as required by The Nasdaq National Market under market place rule 4450(a)(5). The company will be provided 90 calendar days, or until July 23, 2001, to regain compliance with this rule.

If at any time before July 23, 2001, the bid price of the Company's common stock is at least $1.00 for a minimum of 10 consecutive trading days, staff will determine if the Company complies with the Rule. However, if the Company is unable to demonstrate compliance with the Rule on or before July 23, 2001, staff will provide the company with written notification that its securities will be delisted. At that time, the Company may appeal staff's decision to a Nasdaq Listing Qualifications Panel.

Suspension of Trading
---------------------

The Company also received on April 30, 2001, a Nasdaq Staff Determination in light of its filing for protection under Chapter 11 of the U.S. Bankruptcy Code on April 27, 2001. Based on the filing, Nasdaq has determined to halt trading in the Company's securities in accordance with Marketplace Rule 4450(f), pending receipt and review of additional information. As a result of the Company's filing, the fifth character "Q" has been appended to the Company's trading symbol.

The Company intends to comply with Nasdaq's request for additional information on or before the required date of May 14, 2001. This information includes description of events leading up to and subsequent to the filing, reasons for the filing, a copy of the Company's plan of reorganization, and financial information as of and subsequent to the filing.

If the Company does not provide the requested information or if Nasdaq determines that the submission does not adequately address the issues, the Company will receive notification that its securities will be delisted in accordance with Marketplace Rule 4330(a)(3). At that time, the Company may appeal Nasdaq's decision to a Nasdaq Listing Qualifications Panel.

Resignations
------------

In connection with the Company's bankruptcy filing on April 27, 2001, the Company's Chief Executive Officer and Chairman, Stephen Raville, resigned these positions. In addition, Board member William O'Reilly resigned his position effective April 27, 2001. Board member David Lee resigned effective April 23, 2001. Board member Scott Crist resigned effective April 24, 2001. Board member Darryl Thompson resigned his position effective May 3, 2001. None of these members expressed disagreement with the Company's operations, policies or practices.


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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934,the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               TELSCAPE  INTERNATIONAL,  INC.
                                               (Registrant)

Date:  May 3, 2001                             By:  /s/  Peter  Alexander
                                                  ------------------------------
                                                   Peter  Alexander
                                                   President and Chief Operating
                                                      Officer


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